Scholastic Reports Fiscal 2013 First Quarter Results

NEW YORK, Sept. 20, 2012 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported results for the fiscal 2013 first quarter ended August 31, 2012.

(Logo: http://photos.prnewswire.com/prnh/20100914/SIRLOGO)

Revenue in the fiscal 2013 first quarter was $293.6 million, compared to $318.0 million in the prior year period. The net loss per share from continuing operations was $1.02, compared to $0.81 in the prior year period, which included one-time expenses of $0.04. Scholastic typically records a loss in its fiscal first quarter, when most U.S. schools are not in session and its School Book Clubs and Fairs generate minimal revenue. On a consolidated basis, the net loss per share was $1.02 in the first quarter of fiscal 2013, compared to $0.87 a year ago.

Free cash flow for the quarter was $4.0 million, compared to a use of $68.0 million a year ago. At quarter end, cash and cash equivalents exceeded the Company's total debt by $39.7 million, compared to net debt of $166.3 million a year ago.

"Last quarter Scholastic continued to advance our key growth initiatives in children's books and education, though results were lower than last year's exceptional first quarter," commented Richard Robinson, Chairman, President and Chief Executive Officer. "In Children's Books, we saw early successes with new series, including Infinity Ring™, our next major multiplatform franchise. Sales of The Hunger Games held level in the U.S. relative to a year ago, and grew abroad and in audio formats, contributing to higher profits in other business segments. In the first quarter we also prepared to launch Storia™, our children's ereading app and ebook system, as schools open this fall, with significant promotions online and in our clubs and fairs. While still nascent, the children's ebook market represents a major long-term opportunity for Scholastic."

Mr. Robinson added, "Results in Scholastic's education divisions declined last quarter, reflecting slower spending by school districts and expected tough comparisons with a year ago, when we benefited from significant, federally funded contracts with Reading Is Fundamental, as well as major product releases, including READ 180® Next Generation. Many school districts are concerned about potential automatic cuts to the federal budget, as well as the upcoming Common Core State Standards, and held back funds this summer, delaying product purchases. However, growth in our educational services business, both supporting the installed base of READ 180 customers and helping school districts prepare for the new standards, indicates Scholastic is well positioned to grow product sales, as schools gain more clarity around funding and begin implementing the Common Core. We are also moving forward aggressively to introduce major programs next summer, including MATH 180™, iREAD™ and System 44® Next Generation, which should drive growth in fiscal 2014."

Scholastic affirmed its fiscal 2013 outlook for total revenue of approximately $1.9 billion to $2.0 billion and earnings per diluted share from continuing operations in the range of $2.20 to $2.40, before the impact of any one-time items associated with cost reduction programs or non-cash, non-operating items. The Company continues to expect free cash flow in the range of $120 to $140 million.

First Quarter Results

Children's Book Publishing and Distribution. Segment revenue in the first quarter was $71.1 million, compared to $77.5 million in the prior year period. Trade revenue declined, reflecting lower sales of Harry Potter relative to a year ago when the final movie in the series was released, partly offset by strong sales of the first book in the Infinity Ring series, as well as the latest Captain Underpants title from Dav Pilkey. U.S. sales of The Hunger Games trilogy were level with the prior year period, though down substantially from the fourth quarter of 2012, as expected, when sales of the series in the U.S. reached their peak. Because most U.S. schools are not in session, revenue in Clubs and Fairs is minimal in the first quarter and year-over-year differences are not meaningful. The seasonal operating loss for the segment was $55.2 million, compared to $50.2 million a year ago, reflecting increased spending related to ecommerce and ebook systems and products.

Educational Technology and Services. Segment revenue for the first quarter was $80.0 million, compared to $96.6 million in the prior year period, reflecting strong sales of new products in the prior year period as well as lower spending by school districts in the current quarter. Results reflected a decline in higher-margin curriculum product sales, partly offset by increased sales of consulting services and assessment programs. As a result, segment operating income was $24.8 million, compared to $38.8 million in the prior year period.

Classroom and Supplemental Materials Publishing. Segment revenue was $37.9 million, compared to $45.7 million in the prior year period, when results benefited from significant nonrecurring contracts with Reading Is Fundamental, prior to the expiration of federal funds for the program, as well as from new product launches. Segment operating loss was $2.6 million, compared to operating income of $2.1 million in the prior year period.

International. Segment revenue in the first quarter increased to $90.2 million from $87.7 million in the prior year period. Solid growth in the UK and Canada, partly reflecting continued strong sales of The Hunger Games, was partially offset by lower sales in Asia and an unfavorable foreign exchange impact of $4.4 million. Segment operating income was $2.8 million, compared to a loss of $0.1 million in the prior year period.

Media, Licensing and Advertising. Segment revenue in the first quarter was $14.4 million, up from $10.5 million in the prior year period, primarily as a result of strong audio format sales of The Hunger Games. Higher sales drove improved results, with the segment operating loss declining to less than $0.1 million, compared to a loss of $4.6 million last year.

Other Financial Results. Corporate overhead was $17.3 million, compared to $19.2 million in the prior year period, which included one-time expenses of $2.1 million ($0.04 per share) associated with the Company's cost reduction efforts. Free cash flow (as defined) in the first quarter was $4.0 million, compared to a use of $68.0 million in the prior year period, primarily due to receipts from sales of The Hunger Games made in the previous quarter and lower inventory purchases. At quarter end, the Company also had approximately $31.4 million remaining authorized for open market share repurchases.

The net loss per share from discontinued operations was less than $0.01 in the first quarter of fiscal 2013, compared to a loss of $0.06 a year ago.

As previously announced, the Company's Board of Directors declared a quarterly cash dividend of $0.125 per share on the Company's Class A and Common Stock for the second quarter of fiscal 2013. The dividend is payable on December 17, 2012 to shareholders of record as of the close of business on October 31, 2012.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, September 20, 2012. Scholastic's Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O'Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com. An audio-only replay of the call will be available until Thursday, September 27, 2012 by dialing (800) 585-8367 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 20970737.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books and a leader in educational technology and related services and children's media. Scholastic creates quality books, print and technology-based learning materials and programs, magazines, multi-media and other products that help children learn both at school and at home. The Company distributes its products and services worldwide through a variety of channels, including school-based book clubs and book fairs, retail stores, schools, libraries, on-air, and online at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED
	08/31/12	08/31/11

Revenues	$293.6	$318.0

Operating costs and expenses:
Cost of goods sold	151.1	160.4
Selling, general and administrative expenses (1)	173.4	174.3
Bad debt expense	0.5	1.4
Depreciation and amortization	16.1	15.1
Total operating costs and expenses	341.1	351.2

Operating income (loss)	(47.5)	(33.2)

Interest expense, net	3.7	3.9

Earnings (loss) from continuing operations before income taxes	(51.2)	(37.1)

Provision (benefit) for income taxes	(19.2)	(12.0)

Earnings (loss) from continuing operations	(32.0)	(25.1)

Earnings (loss) from discontinued operations, net of tax (2)	(0.1)	(2.0)

Net income (loss)	($32.1)	($27.1)

Basic and diluted earnings (loss) per Share of Class A and Common Stock: (3)
Basic:
Earnings (loss) from continuing operations	(1.02)	(0.81)
Earnings (loss) from discontinued operations, net of tax	(0.00)	(0.06)
Net income (loss)	(1.02)	(0.87)

Diluted:
Earnings (loss) from continuing operations	(1.02)	(0.81)
Earnings (loss) from discontinued operations, net of tax	(0.00)	(0.06)
Net income (loss)	(1.02)	(0.87)

Basic weighted average shares outstanding	31.5	31.0
Diluted weighted average shares outstanding	32.1	31.6

(1)	For the three months ended August 31, 2011, the Company recorded a pretax severance charge of $2.1 for a voluntary retirement program.

(2)

The Company has closed or sold several operations during fiscal 2009, fiscal 2010 and the first quarter of fiscal 2012, and presently holds for sale one facility. All of these businesses are classified as discontinued operations in the Company's financial statements.

(3)

Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions)

	THREE MONTHS ENDED
	08/31/12	08/31/11	Change

Children's Book Publishing and Distribution
Revenue
Book Clubs	$7.5	$8.9	($1.4)	(16%)
Trade	53.1	59.6	(6.5)	(11%)
Book Fairs	10.5	9.0	1.5	17%
Total revenue	71.1	77.5	(6.4)	(8%)
Operating income (loss)	(55.2)	(50.2)	(5.0)	*
Operating margin	-77.6%	-64.8%

Educational Technology and Services
Revenue	80.0	96.6	(16.6)	(17%)
Operating income (loss)	24.8	38.8	(14.0)	(36%)
Operating margin	31.0%	40.2%

Classroom and Supplemental Materials Publishing
Revenue	37.9	45.7	(7.8)	(17%)
Operating income (loss)	(2.6)	2.1	(4.7)	*
Operating margin	-6.9%	4.6%

International
Revenue	90.2	87.7	2.5	3%
Operating income (loss)	2.8	(0.1)	2.9	*
Operating margin	3.1%	-0.1%

Media, Licensing and Advertising
Revenue	14.4	10.5	3.9	37%
Operating income (loss)	(0.0)	(4.6)	4.6	*
Operating margin	0.0%	-43.8%

Overhead expense	17.3	19.2	1.9	10%

Operating income (loss) from continuing operations	($47.5)	($33.2)	($14.3)	*

*	Percent not meaningful.

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

		08/31/12	08/31/11

Continuing Operations
	Cash and cash equivalents	$193.1	$33.7
	Accounts receivable, net	211.6	217.1
	Inventories, net	396.4	422.8
	Accounts payable	211.3	181.2
	Accrued royalties	109.1	52.7
	Lines of credit, short-term debt and current portion of long-term debt	0.6	47.4
	Long-term debt, excluding current portion	152.8	152.6
	Total debt	153.4	200.0
	Total capital lease obligations	57.5	55.8
	Net debt (1)	(39.7)	166.3

Discontinued Operations
	Total assets of discontinued operations	7.0	9.6
	Total liabilities of discontinued operations	2.0	1.2

Total stockholders' equity		805.7	715.1

SELECTED CASH FLOW ITEMS

		THREE MONTHS ENDED
		08/31/12	08/31/11

	Net cash provided by (used in) operating activities	$34.2	($49.3)
	Less: Additions to property, plant and equipment	14.5	7.2
	Pre-publication and production costs	15.7	11.5

	Free cash flow (use) (2) (3)	$4.0	($68.0)

(1)

Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents.  The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2)

Free cash flow is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions.  The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

(3)	Free cash flow includes discontinued operations for the three months ended August 31, 2012 and August 31, 2011.

CONTACT: Investors: Jeffrey Mathews, +1-212-343-6741, investor_relations@scholastic.com, or Media: Kyle Good, +1-212-343-4563, kgood@scholastic.com, both of Scholastic Corporation